EXHIBIT 10.35

TERADYNE, INC. 2006 EQUITY AND CASH COMPENSATION INCENTIVE PLAN

NOTICE OF STOCK OPTION GRANT AND TERMS FOR U.S. RECIPIENTS

Name:

Employee ID:

In granting stock options, Teradyne, Inc. (“Teradyne”) seeks to provide employees with incentive to help drive Teradyne’s future success and to share in the economic benefits of that success. We all look forward to your contributions to that effort.

In recognition of your contributions to Teradyne, you have been granted a stock option award consisting of the right to receive up to xx shares of Teradyne common stock upon exercise of this option in accordance with its terms. This stock option grant was approved effective [—] (the “Effective Date”). The Stock Option Grant Details applicable to this stock option grant are listed below.

This stock option grant is subject to the Stock Option Terms attached hereto and the terms of the Teradyne, Inc. 2006 Equity and Cash Compensation Incentive Plan (the “Plan”). Stock options covered by this award will be exercisable over time as described in and subject to the vesting conditions of the attached Stock Option Terms.

The Plan prospectus, consisting of a “Participant Information” document that summarizes the Plan and the complete Plan, is available on “In-Site,” Teradyne’s internal Web site. To access the information, go to http://cms.corp.teradyne.com/insite/FunctionsGroups/GeneralAdministrative/HumanResources/GLOBALPOLICY/

EquityCompensationOptionsRSU%E2%80%99s/index.htm.

Please note that printed versions of the Plan prospectus documents are available to you, at no charge, upon request to HR Service Center, Teradyne, Inc., 600 Riverpark Drive, North Reading, MA 01864, (978) 370-3041.

TERADYNE, INC.
Stock Option Grant Details:
Grant Date/Effective Date: [—]
Number of Shares under Option: [xx]
Per Share Option Price/FMV on Grant Date: [$—]

Charles J. Gray
V.P., General Counsel and Secretary

(2014 Stock Option)
Grant #

STOCK OPTION TERMS FOR U.S. RECIPIENTS

1. Option Grant, Exercise and Vesting.

(a) Option Grant. Teradyne, Inc. hereby grants to the recipient an award (this “Award”) of nonstatutory stock options (the “Stock Options”) under the Teradyne, Inc. 2006 Equity and Cash Compensation Incentive Plan (the “Plan”). The Stock Options represent the right of the recipient to purchase that number of shares of Teradyne common stock set forth in the Notice of Stock Option Grant and Terms (the “Notice of Grant”) attached hereto upon satisfaction of the terms set forth in this Agreement. This Award is governed by and subject to the terms of the Plan, the Notice of Grant and this Agreement.

Capitalized terms used but not otherwise defined herein will have the meaning set forth in the Notice of Grant or the Plan. In the event of any inconsistencies or differences between the Plan and these terms, the Plan shall prevail. The terms governing this Award are intended to comply with all applicable laws and regulations.

(b) These Stock Options vest and become exercisable yearly on the anniversary of the Effective Date. None of the Stock Options subject to this Award will be vested or exercisable on the Effective Date. Except as provided in (d) below, 25% of the Stock Options granted will vest and become exercisable on the first and each of the three subsequent anniversaries of the Effective Date until the total grant is fully vested and exercisable on the fourth anniversary of the Effective Date. The Committee shall have the right to accelerate the date that any installment of this Award becomes vested and exercisable, including, but not limited to events such as disability, death, retirement or upon the acquisition of control of Teradyne by another entity.

(c) After Stock Options become exercisable, they can be exercised at any time prior to and on the Option Expiration Date. This Award expires at the close of business at Teradyne’s headquarters on the date that is seven years from the Effective Date (the “Option Expiration Date”). This Award may expire earlier if the recipient’s employment or other business relationship terminates, as described below.

(d) This Award will not vest further after termination of employment or other business relationship except in limited certain circumstances. If the recipient’s employment or business relationship with Teradyne or any Subsidiary terminates for any reason except disability or death, then this Award will not vest after the recipient’s employment or other business relationship ends and this Award will automatically expire at the close of business at Teradyne’s headquarters on the date ninety (90) days after the recipient’s termination date, or if earlier, the Option Expiration Date. If the recipient’s employment or other business relationship with Teradyne or a Subsidiary ends on account of permanent disability or death, the unvested portion of this Award which would have vested under the applicable rule stated in (b) above shall automatically become vested in full on the date of the recipient’s termination of employment or business relationship on account of permanent disability or death and the vested portion of this Award may be exercised in accordance with Section 11(a) of the Plan until the earlier of the close of business at Teradyne’s headquarters on the date that is one year subsequent to the recipient’s termination due to permanent disability or death or the Option Expiration Date.

Employment or another business relationship shall be considered as continuing uninterrupted during any bona fide leave of absence (such as those attributable to illness or military obligations) provided that the period of such leave does not exceed 90 days or, in the case of an employee, if longer, any period during which the employee’s right to reemployment is guaranteed by statute. A bona fide leave of absence with the written approval of the Committee shall not be considered an interruption of employment or other business relationship, provided that such written approval contractually obligates Teradyne or a Subsidiary to continue the recipient’s employment or other business relationship after the approved period of absence.

2. Procedure for Exercising Stock Options.

(a) Stock Options are exercised by giving written notice to Teradyne in the form (or by such other procedures as) specified by the Committee stating the election to exercise, specifying the number of shares as to which Stock Options are being exercised and paying Teradyne the full option price for such shares, plus any applicable Tax-Related Items (as defined in Section 6 below). Payment can be made to Teradyne by a combination of cash, certified or bank check, or personal check (in each case in United States dollars), or by delivery of shares of Teradyne common stock having a Fair Market Value equal as of the date of the exercise to the cash exercise price of the Option, provided that such shares were not acquired by the Participant in the prior six months, or through a broker-dealer sale and remittance procedure pursuant to which the recipient shall provide written irrevocable instructions to a brokerage firm to effect the immediate sale of some or all of the purchased shares and remit to Teradyne sufficient funds to cover the aggregate exercise price payable for the purchased shares, plus any applicable Tax-Related Items designated by Teradyne, and shall provide written directives to Teradyne to deliver the purchased shares directly to such brokerage firm to complete the sale transaction, provided that such process is consistent with and permissible under applicable law.

(b) The recipient shall not have any rights as a stockholder in, to or with respect to any shares which may be covered by this Award (including but not limited to the right to vote or to receive dividends) until the issuance of shares to the recipient upon exercise of the Stock Options. All shares issuable upon exercise of the Stock Options will be transferred or issued to the recipient (or his or her estate, in the event of death) promptly upon exercise.

(c) With regard to any Stock Option exercises, Teradyne will not be required to transfer or issue any shares until arrangements satisfactory to it have been made to address any Tax-Related Items and withholding requirements which might arise by reason of the Stock Option exercise. Teradyne will pay any transfer or issue tax and deliver the shares purchased.

3. Assignment and Transferability. This Stock Option may not be assigned or transferred (except by will or the laws of descent and distribution) other than as provided in Section 11(a) of the Plan.

4. Capital Changes and Business Succession. Section 3(c) of the Plan contains provisions for adjusting (or substituting) the number and class of securities, vesting schedule, exercise price and other terms of outstanding stock-based awards granted under the Plan if a recapitalization, stock split, merger, or other specified event occurs and the Committee determines that an adjustment (or substitution) is appropriate. In that event, the recipient will be notified of the adjustment (or substitution), if any, to this Award.

5. Employment or Business Relationship. Granting this Award does not imply any right of continued employment or business relationship with Teradyne or its Subsidiaries, and does not affect the right of the recipient, Teradyne or its Subsidiaries to terminate the recipient’s employment or a business relationship at any time.

6. Tax Obligations.

(a) Responsibility for Taxes. The recipient acknowledges that, regardless of any action taken by Teradyne or, if different, the recipient’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the recipient’s participation in the Plan and legally applicable to the recipient (“Tax-Related Items”), is and remains the recipient’s responsibility and may exceed the amount actually withheld by Teradyne or the Employer. The recipient further acknowledges that Teradyne and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Stock Options, including, but not limited to, the grant, vesting or exercise of the Stock Options, the subsequent sale of shares acquired pursuant to such exercise and the receipt of any dividends or other distributions, and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Stock Option to reduce or eliminate the recipient’s liability for Tax-Related Items or achieve any particular tax result. Further, if the recipient is subject to Tax-Related Items in more than one jurisdiction between the Effective Date and the date of any relevant taxable or tax withholding event, as applicable, the recipient acknowledges that Teradyne and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b) Tax Withholding. Prior to the relevant taxable or tax withholding event, as applicable, the recipient agrees to make adequate arrangements satisfactory to Teradyne and/or the Employer to satisfy all Tax-Related Items. In this regard, the recipient authorizes Teradyne and/or the Employer, or their respective agents to satisfy the obligations with regard to all Tax-Related Items by withholding from proceeds of the sale of shares acquired at exercise of the Stock Options. Teradyne shall withhold or account for Tax-Related Items at minimum applicable rates. Alternatively, Teradyne, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit or require the recipient to satisfy the recipient’s obligations for Tax-Related Items, in whole or in part (without limitation) by delivery of cash or check to Teradyne or the Employer.

7. Compliance with Laws. Shares to be issued under this Award are currently registered under the United States Securities Act of 1933, as amended. If such registration is not in effect at the time of vesting, the recipient will be required to represent to Teradyne that the recipient is acquiring such shares as an investment and not with a view to the sale of those shares. Notwithstanding any other provision of the Plan or the Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the shares of common stock, Teradyne shall not be required to deliver any shares of common stock issuable upon exercise of the Stock Options prior to the completion of any registration or qualification of the shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the United States Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval Teradyne shall, in its absolute discretion, deem necessary or advisable. The recipient understands that Teradyne is under no obligation to register or qualify the shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the shares. Further, the recipient agrees that Teradyne shall have unilateral authority to amend the Plan and the Agreement without the recipient’s consent to the extent necessary to comply with securities or other laws applicable to issuance of shares.

8. Governing Law and Venue. The Award and the provisions of this Agreement are governed by, and subject to, the laws of the Commonwealth of Massachusetts, without regard to the conflict of law provisions, as provided in the Plan. For purposes of litigating any dispute that arises under this Award or this Agreement, the parties hereby submit to and consent to the jurisdiction of the Commonwealth of Massachusetts, agree that such litigation shall be conducted in the courts of Middlesex County, or the federal courts for the United States for the District of Massachusetts, where this grant is made and/or to be performed.

9. Electronic Delivery and Acceptance. Teradyne may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The recipient hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by Teradyne or a third party designated by Teradyne.

10. Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

11. Imposition of Other Requirements. Teradyne reserves the right to impose other requirements on the recipient’s participation in the Plan, on the Stock Options and on any shares of common stock acquired under the Plan, to the extent Teradyne determines it is necessary or advisable for legal or administrative reasons, and to require the recipient to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

12. Waiver. The recipient acknowledges that a waiver by Teradyne of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the recipient or any other recipient.

13. No Advice Regarding Grant. Teradyne is not providing any tax, legal or financial advice, nor is Teradyne making any recommendations regarding the recipient’s participation in the Plan, or the recipient’s acquisition or sale of the underlying shares of common stock. The recipient is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

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